Exhibit 3.1

Delaware

‘The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “WORLDS ONLINE INC.” FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JANUARY, AD. 2011, AT 3:30 O’CLOCK PM.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4931664 8100

110077968

You may verify this certificate online

at corp. delaware. qov/authver. shtml

W Bullock, Secretary of State

AUTHENTICATION: 8526093

DATE: 01-28-11

(1)

State of Delaware

Secretary of State

Division off Corporations

Delivered 04:07 PM 01/25/2011

FILED 03:30 PM 01/25/2011

SRV 110077968 - 4931664 FILE

CERTIFICATE OF INCORPORATION

OF

WORLDS ONLINE INC.

The undersigned, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter I, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Worlds Online lnc..

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Company Corporation.

THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation are as follows:

To conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations maybe organized under the General Corporation Law of the State of Delaware.

FOURTH:

(A) The total authorized capital stock of the Corporation shall be 105,000,000 shares consisting of 100,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

(B) The Board of Directors is authorized to divide the 5,000,000 shares of preferred stock from time to time into one or more series, and to determine or change by resolution for each such series its designation, the number of shares of such series, the powers, preferences and rights and the qualifications, limitations, or restrictions for the shares of such series. The resolution or resolutions of the Board of Directors providing for the division of such preferred stock into series may include, but is not limited to, the following provisions: preferences with respect to dividends, special or super voting powers, conversion rights into common stock, and preferences with respect to dissolutions and liquidations

(2)

FIFTH: The name and the mailing address of the incorporator are as follows:

NAME MAILING ADDRESS

Thom Kidrin

do Worlds Online Inc.

11 Royal Road

Brookline, Massachusetts 02445

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The bylaws of the Corporation may be made, altered, amended, changed, added to, or repealed by the board of directors of the Corporation without the assent or vote of the stockholders.

EIGHT: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Sec. 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH: The Corporation shall, to the fullest extent permitted by the provisions of Sec. 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

TENTH: From time to time any ofthe provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stock-holders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.

Signed on January 23, 2011

/s/ Thom Kidrin

Thom Kidrin, Incorporator